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                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2000

                       SONUS COMMUNICATION HOLDINGS, INC.

             (Exact name of registrant as specified in its charter)

     DELAWARE                       0-30124               54-1939577

(State or other jurisdiction       (Commission            (IRS Employer
 of incorporation)                 File Number)           Identification No.)

         254 West 31st Street
            New York, NY                         10001
(Address of principal executive offices)       (Zip Code)

Registrant's telephone number, including area code:

                                         (212) 904-1020


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Item 5.  Other Events.

In April, 2000, the Company's board of directors elected Daniel Gomez to serve as a director. Mr. Gomez had recently left his affiliation with the Bell Atlantic corporation where he served as Chief Executive Officer of Howard W. Sams, a Bell Atlantic company, from 1998 to 1999, and as president of Bell Atlantic Directory Graphics prior to that time.

In late April, 2000 the Company accepted the resignations of Charles W. Albo from his positions as director and chairman of the board, of Nana Maraneli from her position on the board of directors and her position as vice-chairman and secretary, and of W. Todd Coffin from his seat on the board of directors. Mr. Albo and Ms. Maraneli maintained their positions as executive vice presidents of the Company and Mr. Coffin retained his position as President and Chief Executive Officer of the Company. The board then unanimously elected Daniel Gomez as the chairman of the board, John K. Friedman, Esq., the Company's chief operating officer, as an additional director of the Company and designated the Company's outside counsel, Cecil E. Martin, III, Esq. of McGuire, Wood, Battle & Boothe LLP as the Board's recording secretary.

In June, 2000, the Company accepted the resignation of W. Todd Coffin as its chief executive officer and president. In his place, Mr. Friedman was elected president of the Company. The Board has decided to leave the chief executive officer spot vacant pending the successful recruitment of a suitable candidate. Also in June, 2000, the Company promoted Mr. Todd Sunko to the position of vice president-operations from his prior position as director of finance.

All personnel changes--at both the board and officer levels--are part of the Company's ongoing reorganization efforts in the wake of its merger with Empire One Telecommunications, Inc., which closed on March 29, 2000. In the coming weeks, the Company expects to announce additional changes to its organization as well as results for the second quarter of this year.


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7.          Financial Statements, Pro Forma Financial Information and Exhibits.

            (c)  Exhibits.

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Exhibit No.     Description
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
99              Press Release

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                         SONUS COMMUNICATION HOLDINGS, INC.

                         (Registrant)

                         By: /s/ John K. Friedman

                         ------------------------------------
                         Name:  John K. Friedman
                         Title: President

Dated:   July 14, 2000


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                         EXHIBIT INDEX

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Exhibit No.        Description

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
99                Press Release

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